NEWS RELEASE

For Immediate Release

                                        Contact:      William W. Sherertz
                                                      President and
                                                      Chief Executive Officer

                                      Telephone:      (503) 220-0988

                         BARRETT BUSINESS SERVICES, INC.
                         ANNOUNCES REINSTATEMENT OF ITS
                   FARM AND FOREST LABOR CONTRACTOR LICENSE

            PORTLAND, OREGON, April 23, 1997 - Barrett Business Services, Inc. (Nasdaq trading symbol: "BBSI") announced today that its farm and forest labor contractor license was reinstated by the State of Oregon. An administrative law judge has withdrawn the final order on default of April 4, 1997 entered by the Oregon Bureau of Labor and Industries. The judge's ruling will allow Barrett to present its case at a hearing to evaluate the merits of the State's administrative complaint.

            Barrett had reported on April 8, 1997 that its farm and forest labor contractor license had been revoked by the State of Oregon through a default judgment and an assessment of $488,000 in civil penalties. The State alleged certain deficiencies related to written documentation evidencing that the terms and conditions of employment and workers' rights and remedies had been properly communicated to employees.

            Chief Executive Officer William W. Sherertz stated, "This reinstates our farm and forest labor contractor license and provides the Company the opportunity to comprehensively respond to the State's allegations. The administrative law judge is to be commended on his ruling to allow the case to be evaluated on its merits."

            Barrett Business Services, Inc. is a human resource management company with offices in Washington, Oregon, Idaho, California, Arizona, Michigan, Maryland and Delaware. Barrett reported revenues of $215.8 million and net income of $5.0 million for 1996.

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